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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:                                                   NEWS
February 3, 1997                                   Nasdaq National Market-SALT

              SALTON/MAXIM HOUSEWARES, WINDMERE-DURABLE HOLDINGS
        AND NEW M-TECH CORP. SIGN SUPPLIER AGREEMENT WITH KMART CORP.


MOUNT PROSPECT, Illinois and MIAMI and MIAMI LAKES, Florida--Salton/Maxim Housewares, Inc. (Nasdaq:SALT), Windmere-Durable Holdings, Inc. (NYSE:WND) and New M-Tech Corporation jointly announced today completed agreements to supply Kmart (NYSE:KM) with a broad range of small electrical appliances and consumer electronics under the White-Westinghouse(R) brand.

Through this major agreement, the three companies look forward to working with Kmart as it seeks to deliver to consumers quality products with tremendous value. This business opportunity has come about by the three companies working together to provide Kmart with a broad range of consumer products.

Both Salton/Maxim and New M-Tech have acquired the rights in separate licensing agreements to use the White-Westinghouse(R) trademark in North America. Windmere-Durable Holdings acquired 50% interests in both Salton/Maxim and New M-Tech in 1996.

Salton/Maxim Housewares, headquartered in Mount Prospect, Illinois, designs and markets a broad range of kitchen electronics, personal and beauty care appliances, time pieces and tabletop products under the brand names of Salton(R), Maxim(R), BreadmanTM, JuicemanTM, Salton CreationsTM, Salton TimeTM and Block China(R). The Company has licensed from White Consolidated Industries, Inc., the right to use the White-Westinghouse(R) trademark in the design and marketing of small kitchen appliances, personal care products, heaters, fans and electric air cleaners and humidifiers.

New M-Tech Corporation designs and distributes a broad range of consumer electronic products. In addition to the White-Westinghouse(R) license, New M-Tech owns a license to distribute Admiral brand consumer electronic products and appliances in South America and markets consumer electronic products in North America under the name NewTech.

Windmere-Durable Holdings, Inc., is a diversified manufacturer and distributor of a broad range of consumer products, including personal care products for the home and professional salons, kitchen electric appliances and consumer electronics. The Company also markets the Litter MaidTM computerized, infrared, automatic self-cleaning cat litter box.

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                                  CONTACTS:


Salton/Maxim Housewares                              Windmere Durable Holdings
Bill Rue, Senior Vice President       Harry D. Schulman, Senior Vice President
and Chief Operating Officer                        and Chief Financial Officer
847/803-4600                                                      305/362-2611